Exhibit 4.01

Xilinx, Inc.

SECOND SUPPLEMENTAL INDENTURE

Dated as of May 30, 2017

U.S. Bank National Association
Trustee

Second Supplemental Indenture dated as of May 30, 2017 (the “Supplemental Indenture”) between Xilinx, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).
RECITALS
A.    The Company and The Bank of New York Mellon Trust Company, N.A. executed and delivered an Indenture, dated as of June 14, 2007 (the “Base Indenture”), to provide for the issuance by the Company from time to time of debt securities evidencing its indebtedness, and the Trustee shall, upon execution of this Supplemental Indenture, be Trustee under the Base Indenture with respect to the Notes. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is herein referred to as the “Indenture.”
B.    The Company has authorized the issuance of $750,000,000 aggregate principal amount of 2.950% Senior Notes due 2024 (the “Notes”).
C.    Pursuant to the Base Indenture, the Company may appoint separate trustees under the Base Indenture with respect to different series of Securities issued thereunder, and the Company desires to appoint U.S. Bank National Association as Trustee, Security Registrar, Paying Agent and Authenticating Agent with respect to the Notes and U.S. Bank National Association wishes to accept such appointment.
D.    The Company desires to enter into this Supplemental Indenture pursuant to Section 901 of the Base Indenture to establish the form or terms of the Notes as permitted by Section 201 and Section 301 of the Base Indenture, to appoint the Trustee for the Notes under the Indenture and to make certain other amendments to the Base Indenture pursuant to Section 901 thereof, as hereinafter provided.
E.    All things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms have been done.
NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:
ARTICLE I
Section 1.1.    Appointment of Trustee for the Notes. Pursuant to Section 301 of the Base Indenture, the Company hereby appoints, and U.S. Bank National Association accepts its appointment, as Trustee under the Indenture with respect to the Notes and as Security Registrar, Paying Agent and Authenticating Agent for the Notes (but not, in each case, for any other series of Outstanding Securities). For the avoidance of doubt, U.S. Bank National Association shall be entitled to all of the rights, privileges and immunities granted to the Trustee under the Base Indenture.
Section 1.2.    Terms of the Notes.

There is hereby created and designated a series of Securities under the Base Indenture titled “2.950% Senior Notes due 2024” The following terms relate to the Notes:
(1)The Notes shall constitute a separate series of Securities under the Indenture having the title “2.950% Senior Notes due 2024.”
(2)    The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be $750,000,000. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Initial Notes. Any Additional Notes shall constitute a single series under the Indenture, provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the applicable Additional Notes will have one or more separate CUSIP numbers. All references to the Notes shall include the Initial Notes and any Additional Notes, unless the context otherwise requires. The aggregate principal amount of Additional Notes shall be unlimited.
(3)    The entire outstanding principal of the Notes shall be payable on June 1, 2024, unless redeemed in accordance with Section 1.5 of this Supplemental Indenture or repurchased prior to such Stated Maturity.
(4)    The rate at which the Notes shall bear interest shall be 2.950% per year. The date from which interest shall accrue on the Notes shall be May 30, 2017, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be June 1 and December 1 of each year, beginning December 1, 2017. Interest shall be payable on each Interest Payment Date to the holders of record at the close of business on May 15 and November 15 prior to each Interest Payment Date (in connection with the Notes, a “Regular Record Date”). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.
(5)    The Notes shall be issuable in whole in the form of one or more registered Global Securities, and the Depository for such Global Securities shall be The Depository Trust Company, New York, New York (“Depositary”). All references to the Depositary in this Supplemental Indenture shall be deemed references to “Depository” or “U.S. Depository” in the Base Indenture, unless the contact otherwise requires. The Notes shall be substantially in the forms attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be denominated in Dollars and shall be issuable in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.
(6)    The Notes may be redeemed at the option of the Company prior to their Stated Maturity, as provided in Section 1.5.
(7)    The Notes will not have the benefit of any sinking fund.
(8)    Except as provided herein, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(9)    The Notes will be senior unsecured obligations of the Company and will rank equal in right of payment to all of the Company’s other existing and future senior unsecured indebtedness and among themselves.
(10)    The Notes are not convertible into shares of common stock or other securities of the Company.
(11)    The restrictive covenants set forth in Section 1.6 shall be applicable to the Notes.
(12)    The Notes are not repayable at the option of the Holders except as provided in Section 1.6.3.
(13)    The Notes are initially to be issued as global Securities.
(14)    The Trustee, Security Registrar, Paying Agent and Authenticating Agent shall be U.S. Bank National Association.
Except as otherwise provided in Article II hereof, the changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.
Section 1.3.    Defined Terms.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Base Indenture. As used herein, the following additional defined terms shall have the following meanings with respect to the Notes only:
“Applicable Par Call Date” means April 1, 2024.
“Applicable Procedures”, with respect to any transfer or exchange of or for beneficial interests in any Global Security for a series of Securities, means the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.
“Attributable Debt” with regard to a sale and lease-back transaction of Principal Property means the lesser of:
(1)    the fair market value of such Principal Property as determined in good faith by the Board of Directors;
or
(2)    discounted present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under this Indenture

(which may include debt securities in addition to the Notes) determined on a weighted average basis and compounded semi-annually) of all net rentals under the lease.
“Bankruptcy Law” has the meaning set forth in Section 1.7.1.
“Board of Directors” means the Board of Directors of the Company or any duly authorized committee of such Board of Directors.
“Business Day,” with respect to the Notes, means any day other than Saturday, Sunday or a day on which Federal or State banking institutions in the Borough of Manhattan, The City of New York, or in the city where the office or agency for payment on the Notes is maintained pursuant to Section 1002 of the Base Indenture, are authorized or obligated by law, executive order or regulation to close.
“Capital Stock” means (1) in the case of a corporation, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of such Person; and (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).
“Change of Control” means the occurrence of any one or more of the following events: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one or more of the Company’s direct or indirect Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Company’s Voting Stock; provided, however, that a Person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of any surviving Person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Board of Directors cease to be Continuing Directors; or (5) the adoption by the Board of Directors or the Company’s stockholders of a plan relating to the Company’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same, and in substantially the same proportion, as the holders of the Company’s Voting Stock immediately prior to that transaction.
“Change of Control Offer” has the meaning set forth in Section 1.6.3(a).
“Change of Control Payment” has the meaning set forth in Section 1.6.3(a).
“Change of Control Payment Date” has the meaning set forth in Section 1.6.3(a).
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Clearstream” means Clearstream Bank, S.A., or its successors.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.
“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Consolidated Net Tangible Assets” means, at any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the total assets (less applicable reserves) appearing on the Company’s most recent consolidated balance sheet, prepared in accordance with GAAP, after deducting: (1) total current liabilities, excluding notes and loans payable, current maturities of long-term indebtedness, and current maturities of capital leases; and (2) intangible assets, to the extent included in total assets.
“Continuing Director” means, as of any date of determination, any member of the Board of Directors who: (1) was a member of the Board of Directors on the date of this Supplemental Indenture; or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of

Directors at the time of such nomination, election or appointment (either by specific vote or by approval by the Board of Directors in the Company’s proxy statement in which such member was named as a nominee for election as a director without objection by the Board of Directors to such nomination). The Board of Directors may approve, for purposes of this definition, a slate of stockholder nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead.
“Corporation” includes corporations and, except for purposes of Article Eight of the Base Indenture and this Supplemental Indenture, limited liability companies, associations, companies (other than limited liability companies) and business trusts.
“Custodian” has the meaning set forth in Section 1.7.1.
“Definitive Security” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 201 of the Base Indenture.
“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System.
“Event of Default”, with respect to the Notes, means any event specified in Section 1.7.1, continued for the period of time, if any, therein designated.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including without limitation, those set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.
“Global Security”, with respect to the Notes, means a Note executed by the Company and delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction, all in accordance with the Base Indenture, which shall be registered in the name of the Depositary or its nominee. References to “Global Security” in this Supplemental Indenture shall be deemed to include references to “global Security” or “Security in global form” in the Indenture.
“Indebtedness” of any specified Person means, without duplication, any indebtedness in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
“Indirect Participant” means any entity that, with respect to DTC, clears through or maintains a direct or indirect custodial relationship with a Participant.
“Interest Payment Date” means the stated due date of an installment of interest on the Notes.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and an equivalent rating of another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, if such other organization shall provide a rating of the Notes, or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.
“Lien” means a mortgage, security interest, pledge, lien, charge or other encumbrance of any kind (including any conditional sale or other title retention agreement and any agreement to give any security interest).
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Participant”, with respect to the Depositary, Euroclear or Clearstream, means a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Permitted Reinvested Attributable Debt” means any Attributable Debt arising from a sale and lease-back transaction with respect to which the net proceeds from the sale are applied in accordance with the first paragraph of Section 1.6.2.
“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) owned by the Company or a Restricted Subsidiary located in the United States that constitutes the Company’s principal corporate office, any manufacturing plant or any manufacturing facility and that has a gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of not less than 1.00% of the Company’s Consolidated Net Tangible Assets as of the determination date. Principal Property does not include any Property that the Board of Directors has determined in good faith not to be of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.
“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.
“Rating Agency” means Moody’s and any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act if such other organization shall provide a rating of the Notes, and if either of Moody’s or such other organization that provides a rating of the Notes ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.
“Rating Event” means the Notes cease to be rated Investment Grade by (i) each Rating Agency, if Moody’s and one or more other Rating Agencies provide a rating of the Notes or (ii) Moody’s, if no other Rating Agency provides a rating of the Notes, on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Company of its intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible rating downgrade by any of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade, provided that no such extension will occur if on such 60th day the Notes are rated Investment Grade by at least one of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agency). If Moody’s and one or more other Rating Agencies have provided a rating of the Notes, and any of such Rating Agencies is not providing a rating of the Notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period.
“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture. Such date must be a Business Day.
“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which it is to be redeemed pursuant to this Indenture.
“Reference Treasury Dealer” means (a) J.P. Morgan Securities LLC (or one of its affiliates that is a primary U.S. Government securities dealer) and its respective successors; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer, the Company will substitute another primary U.S. Government securities dealer, and (b) three other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.
“Restricted Subsidiary” means any Subsidiary that owns any Principal Property other than (1) any Subsidiary primarily engaged in financing receivables or in the finance business; or (2) any of the Company’s less than 80%-owned Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq Global Market or on the over-the-counter markets.

“Secured Debt” means any of the Company’s Indebtedness or any Indebtedness of a Restricted Subsidiary, in each case secured by a Lien on either any Principal Property or on the stock of a Restricted Subsidiary. Secured Debt does not include Indebtedness secured by:
(1)    Liens on Property existing at the time of acquisition of the Property by the Company or any Restricted Subsidiary, whether or not assumed;
(2)    Liens on Property of a Person existing at the time such Person becomes a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such Person becoming a Restricted Subsidiary and do not extend to any other Property of the Company or any other Restricted Subsidiary (other than direct or indirect subsidiaries of the Restricted Subsidiary so acquired);
(3)    Liens to secure payment of all or any part of the cost of acquisition, construction, development or improvement of any Property, or to secure any Indebtedness to finance such cost of acquisition, construction, development or improvement that is incurred within 24 months after the later of (i) the completion of the acquisition, construction, development or improvement thereof, and (ii) the placing in operation of such Property or of such Property as so constructed, developed or improved;
(4)    Liens to secure Indebtedness owing to the Company or to a Restricted Subsidiary;
(5)    Liens existing at the date of the Indenture;
(6)    Liens on Property of an entity existing at the time such entity is merged or consolidated with the Company or a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such merger or consolidation and do not extend to any Property of the Company or any other Restricted Subsidiary other than that of the Person merged into or consolidated with the Company or a Restricted Subsidiary and its direct or indirect subsidiaries;
(7)    Liens on Property of an entity at the time of a sale or lease of the Property of such entity as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such sale or lease and do not extend to any other Property (other than any additions, accessions, parts, improvements and attachments thereto, and the products and proceeds of the Property so acquired);
(8)    Liens incurred to finance the acquisition or construction of Property secured by liens in favor of the United States or a political subdivision of the United States;
(9)    Liens for taxes, assessments or other governmental charges not yet due or payable or not overdue for a period of more than 60 days or that are being contested by the Company or a Restricted Subsidiary, and for which the Company maintains adequate reserves in accordance with GAAP;
(10)    Liens incurred in connection with an asset acquisition or a project financed with a non-recourse obligation;

(11)    Liens in favor of materialmen, mechanics, workmen or repairmen, landlord’s Liens for rent or other similar Liens arising, in each case, in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Company or any Restricted Subsidiary in good faith and by appropriate proceedings;
(12)    Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property;
(13)    Liens arising by reason of deposits with, or giving any form of security to, any governmental agency or any body created or approved by law or government regulation;
(14)    Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or any of its Subsidiaries is in good faith prosecuting an appeal or proceedings for review for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgments that are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any Restricted Subsidiary for the purposes of obtaining a stay or discharge in the course of any litigation proceeding to which the Company or any of its Subsidiaries is a party;
(15)    Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;
(16)    Liens relating to hedging and similar arrangements entered into in the ordinary course of business, including without limitation interest rate or foreign currency hedging arrangements;
(17)    Liens incurred or deposits made by the Company or its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds or other similar obligations (exclusive of obligations for the payment of borrowed money);
(18)    Liens on property incurred in sale and lease-back transactions permitted under Section 1.6.2.; or
(19)    Liens constituting any extension, renewal or replacement of any Liens listed above to the extent the principal amount of the indebtedness secured by such Lien is not increased (except to the extent of any premiums, fees or other costs associated with any such extension, renewal or replacement) and the Property encumbered by any such Lien is the same as or substantially similar in nature to the Property encumbered by the Lien being extended, renewed or replaced.
“Securities Act” means the Securities Act of 1933, as amended.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) as a replacement agency for Moody’s or any other Rating Agencies that provides a rating of the Notes.
“Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis), computed as of the third Business Day immediately preceding that Redemption Date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Business Day.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
Section 1.4.    Payment, Transfer and Exchange.
1.4.1.    Registration of Transfer and Exchange. The Trustee shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange. Prior to such due presentment for the registration of a transfer of any Note, the Trustee, the Company, any Paying Agent and the Security Registrar may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, the Company, the Paying Agent or the Security Registrar shall be affected by notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Security.
All certifications, certificates and opinions of counsel which may be required to be submitted to the Trustee to effect a registration of transfer or exchange may be submitted by facsimile, PDF or other electronic means.
1.4.2.    Payment. The principal and interest on Notes represented by Global Securities will be payable to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Securities represented thereby. Payments on the Global Securities will be made in U.S. dollars by wire transfer.

If the Company issues Definitive Securities, the Holders of Definitive Securities will be able to receive payments of principal of and interest on their Notes at the office of the Company’s Paying Agent. Payment of principal of a Definitive Security may be made only against surrender of the Note to the Company’s Paying Agent. The Company has the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the Holder appearing in the register of Note Holders maintained by the Security Registrar.
The Company will make any required interest payments to the Person in whose name a Note is registered at the close of business on the Regular Record Date for the interest payment.
1.4.3.    Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in any Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Security.
Section 1.5.    Optional Redemption.
1.5.1.    The provisions of Article 11 of the Base Indenture, as amended by the provisions of this Supplemental Indenture, shall apply to the Notes.
1.5.2.    At the Company’s option, the Notes may be redeemed or purchased, in each case, in whole or in part at any time or from time to time prior to the Stated Maturity of the Notes.
Upon such redemption of any Notes pursuant to this Section 1.5.2 prior to the Applicable Par Call Date, the Company shall pay a Redemption Price equal to the greater of:
(a)    100% of the aggregate principal amount of the Notes to be redeemed; and
(b)    the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, as the case may be, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in the case of (a) or (b) above, accrued and unpaid interest thereon to, but excluding, the Redemption Date, subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. The Company shall calculate or cause the Redemption Price to be calculated under this Section 1.5.2 for any redemption prior to the Applicable Par Call Date and the Trustee shall have no duty to calculate or verify the Company’s calculation of such Redemption Price.
Upon such redemption of any Notes pursuant to this Section 1.5.2 on or after the Applicable Par Call Date, the Company shall pay a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

1.5.3.    Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date for the Notes, interest shall cease to accrue on the Notes or portions thereof called for redemption. On or before the Redemption Date for the Notes, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, and (except if the date fixed for redemption shall be an Interest Payment Date) accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date. If less than all of the Notes are to be redeemed, the Notes shall be redeemed in accordance with Section 1103 of the Base Indenture.
1.5.4.    Notice of any redemption shall be sent by first-class mail (or, in the case of Global Securities, in accordance with the accepted practices and procedures of the Depositary) at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed. Such notice shall state, without limitation of the information specified in Section 1104 of the Base Indenture, the amount of Notes to be redeemed.
1.5.5.    If the Company chooses to redeem less than all of the Notes of any series, selection of the Notes of such series for redemption will be made by the Trustee in accordance with Section 1103 of the Base Indenture by methods the Trustee shall deem fair and appropriate; provided, that if the Notes are in book-entry only form, interests in such Notes shall be selected for redemption by the Depositary in accordance with its standard procedures therefor.
1.5.6.    At any time, the Company may repurchase Notes in the open market and may hold such Notes or surrender such Notes to the Trustee for cancellation pursuant to Section 1108 of the Base Indenture.
Section 1.6.    Additional Covenants.
The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:
1.6.1.    Limitation on Liens.
The Company will not (nor will the Company permit any Restricted Subsidiary to) issue, incur, create, assume or guarantee any Secured Debt without securing the Notes equally and ratably with or prior to that Secured Debt unless the total amount of all Secured Debt and Attributable Debt (other than Permitted Reinvested Attributable Debt) with which the Notes are not at least equally and ratably secured would not exceed the greater of $400 million or 15% of the Company’s Consolidated Net Tangible Assets.
1.6.2.    Limitation on Sale and Lease-Back Transactions.
Subject to the following paragraph of this Section 1.6.2, the Company will not (nor will the Company permit any Restricted Subsidiary to) enter into any lease with a term longer than three years covering any of the Company’s or any Restricted Subsidiary’s Principal Property that is sold to any other Person in connection with that lease unless an amount equal to the net proceeds from the sale is applied within 270 days of such sale to the retirement of the Company’s or any Restricted Subsidiary’s debt that is at least pari passu with the Notes (including, for avoidance of doubt, the Notes) or the purchase or development of Principal Property.
However, the Company or its Restricted Subsidiaries may enter into a sale and lease-back transaction with respect to Principal Property without being required to apply the net proceeds as required by the foregoing paragraph if the sum of the following amounts would not exceed the greater of $400 million or 15% of the Company’s Consolidated Net Tangible Assets:
(a)    the Attributable Debt (other than Permitted Reinvested Attributable Debt) with respect to all such sale and lease-back transactions entered into after the date of the issuance of the Notes; and
(b)    the total amount of Secured Debt.
1.6.3.    Purchase of Notes upon a Change of Control Triggering Event.
(a)    Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the respective series of Notes as described above under Section 1.5, each Holder of Notes will have the right to require that the Company purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.
Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to any Change of Control but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company must send a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date of such notice or, if the notice is delivered prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs, other than as may be required by law (the “Change of Control Payment Date”). The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Definitive Securities electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or Holders of Global Securities must transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b)    On the Change of Control Payment Date, the Company shall, to the extent lawful:
(i)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; and
(ii)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered.
(c)    The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under this Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
(d)    The Company will comply with any applicable requirements of Rule 14e-1 under the Exchange Act, and any other applicable requirements of securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations are applicable and conflict with this Section 1.6.3, the Company will comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1.6.3 by virtue of any such conflict.
Section 1.7.    Defaults and Remedies.
1.7.1.    Events of Default.
This Section 1.7.1 shall replace Section 501 of the Base Indenture with respect to the Notes only, and references to “Section 501” and “Section 501(4)” in the Base Indenture shall be deemed to refer to Section 1.7.1 and Section 1.7.1(d) of this Supplemental Indenture, respectively.
Each of the following is an “Event of Default” with respect to a series of Notes:
(a)    default in the payment of any interest on any Note of such series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment (including interest on such payment) is deposited by the Company with the Trustee or with a Paying Agent prior to the expiration of such 30-day period);
(b)    default in the payment of principal of, or any premium on, any Note of such series when due and payable;
(c)    failure to make a Change of Control Payment when due and payable in accordance with the terms of this Supplemental Indenture;

(d)    default in the performance or breach of any other covenant by the Company in the Indenture (other than a covenant that has been included in the Indenture solely for the benefit of a Series of debt securities other than the Notes of such series), which default continues uncured for a period of 90 days after the Company receives, by registered or certified mail, written notice from the Trustee or the Company and the Trustee receive, by registered or certified mail, written notice from the Holders of not less than 25% in principal amount of the outstanding Notes of such series as provided in the Indenture;
(e)    the entry by a court having competent jurisdiction of:
(i)    an order for relief in respect of the Company in an involuntary proceeding under any Bankruptcy Law, which order shall remain unstayed and in effect for a period of 60 consecutive days; or
(ii)    a final and non-appealable order appointing a Custodian of the Company, or ordering the winding up or liquidation of the affairs of the Company, which order shall remain unstayed and in effect for a period of 60 consecutive days; or
(f)    the commencement by the Company of a voluntary proceeding under any Bankruptcy Law or the consent by the Company to the entry of a decree or order for relief in an involuntary proceeding under any Bankruptcy Law or the filing by the Company of a consent to an order for relief in any involuntary proceeding under any Bankruptcy Law or to the appointment of a Custodian or the making by the Company of an assignment for the benefit of creditors.
The term “Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors. The term “Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any proceedings under any Bankruptcy Law.
In case the Trustee shall have proceeded to enforce any right with respect to a series of Notes and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case, subject to any determination in such proceedings, the Company and the Trustee shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceedings had been taken.
1.7.2.    Acceleration of Maturity; Recession and Annulment.
This Section 1.7.2 shall replace Section 5.02 of the Base Indenture with respect to the Notes only, and references to Section 5.02 in the Base Indenture shall be deemed to refer to 1.6.2 of this Supplemental Indenture. If an Event of Default with respect to any series of Notes occurs and is continuing (other than an Event of Default referred to in Section 1.7.1(e) or (f)), then the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes of such series may declare the principal amount of and accrued and unpaid interest, if any, on all Notes of such series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon such declaration such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. In the case of an Event of Default referred to in Section 1.7.1(e) or (f)), the principal of and accrued and unpaid interest, if any, on all outstanding Notes of such series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Notes.
At any time after such a declaration of acceleration with respect to any series of Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in this Indenture, the Holders of a majority in principal amount of the outstanding Notes of such series, by written notice to the Company and the Trustee, may rescind and annul such a declaration and its consequences if all Events of Default with respect to the Notes of such series, other than the non-payment of accelerated principal and interest, if any, with respect to the Notes of such series, have been cured or waived as provided in this Indenture.
No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.
1.7.3.    Limitation on Suits.
This Section 1.7.3 shall replace Section 507 of the Base Indenture with respect to the Notes only, and references to “Section 507” in the Base Indenture shall be deemed to refer to this Section 1.7.3.
No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:
(i)    such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes; and
(ii)    the Holders of at least 25% in principal amount of the outstanding Notes of such series shall have made written request to the Trustee, and offered indemnity or security satisfactory to the Trustee, to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture, and the Trustee has not received from the Holders of a majority in principal amount of the outstanding Notes of such series a direction inconsistent with such written request and has failed to institute such proceeding within 60 days after receipt of such notice, request and offer of indemnity and security.
Notwithstanding the foregoing, the holder of any Note shall have an absolute and unconditional right to receive payment of the principal of and interest, if any, on such Note on or after the due dates expressed in such Note and to institute suit for the enforcement of payment.
ARTICLE II
AMENDMENTS TO BASE INDENTURE

Section 2.1.    Amendment to Section 105.
Section 105 of the Base Indenture is hereby amended by adding the following new paragraphs at the end thereof:
“The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.
Notwithstanding anything to the contrary contained herein, as long as the Securities of any Series are in the form of a global Security, notice to the Holders may be made electronically in accordance with procedures of the Depository.”
Section 2.2.    Amendment to Section 402.
For purposes of this Supplemental Indenture, references in Section 402(4) and the penultimate paragraph of Section 402 of the Base Indenture to “Holders” shall be deemed, in the case of Notes represented by a Global Security, to include beneficial owners of interests in such Global Security.
Section 2.3.    Amendment to Section 602.
Section 602 of the Base Indenture is hereby amended by deleting “and” at the end of Section 602(16) thereof, deleting “.” at the end of Section 602(17) and adding “; and” in place thereof and adding the following new Section 602(18):
“(18)    in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.”
Section 2.4.    Amendment to Section 1103.
Section 1103 of the Base Indenture is hereby amended by deleting “.” at the end thereof and by adding the following:

“; provided, further, that if the Securities of any Series are global Securities in book-entry only form, the particular Securities to be redeemed shall be selected for redemption by the Depository in accordance with its standard procedures therefor.”
ARTICLE III
MISCELLANEOUS
Section 3.1.    Confirmation of Indenture.
The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto with respect to the Notes shall be read, taken and construed as one and the same instrument.
Section 3.2.    Governing Law.
THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.
Section 3.3.    Severability.
In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.4.    Counterparts.
This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 3.5.    No Benefit.
Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Supplemental Indenture or the Base Indenture.
Section 3.6.    Conflicts with Base Indenture.

In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of the Supplemental Indenture will control.
Section 3.7.    Disclaimer.
The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture, other than its certificate of authentication on the Notes.
Section 3.8.    Notices to the Trustee; Corporate Trust Office.
As of the date of this Supplemental Indenture, the Corporate Trust Office of the Trustee shall be, and notices to the Trustee with respect to the Notes shall be given to it in accordance with Section 105 of the Base Indenture, at:
U.S. Bank National Association
Global Corporate Trust Services
One California Street, Suite 1000
San Francisco, California 94111
Attention: H. Mazrae (Xilinx)
Facsimile: (415) 677-3768

Section 3.9.    USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help the government fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request to satisfy the requirements of the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

XILINX, INC.

By:	/s/ Lorenzo A. Flores
Name: Lorenzo A. Flores
Title: Senior Vice President & Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Hamyd Mazrae
Name: Hamyd Mazrae
Title: Vice President

EXHIBIT A
FORM OF 2.950% SENIOR NOTES DUE 2024
THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED OR PERMITTED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR TO ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF ANY ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

XILINX, INC.
2.950% SENIOR NOTES DUE 2024

No. [ ]	$[ ]

CUSIP No. 983919 AJ0
Xilinx, Inc., a Delaware corporation (the “Company”), promises to pay to Cede & Co. or registered assigns, the principal sum of [     ] Dollars on June 1, 2024.
Interest Payment Dates: June 1 and December 1
Record Dates: May 15 and November 15
Each Holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Security hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.
This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed manually by or on behalf of the Trustee. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 303 of the Base Indenture.
Date: May 30, 2017

XILINX, INC.

Name:
Title:

CERTIFICATE OF AUTHENTICATION
This is one of the Securities described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

REVERSE OF SECURITY
XILINX, INC.
2.950% Senior Notes due 2024
This security is one of a duly authorized series of debt securities of Xilinx, Inc., a Delaware corporation (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s senior debt securities, dated as of June 14, 2007 (the “Base Indenture”), as supplemented by the Supplemental Indenture, dated as of May 30, 2017 (the “Supplemental Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Base Indenture as supplemented and amended by the Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the holders of the Securities (the “Securityholders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Supplemental Indenture, as applicable.
1.Interest. The Company promises to pay interest on the principal amount of this Security at an annual rate of 2.950%. The Company will pay interest semi-annually on June 1 and December 1 of each year (each such day, an “Interest Payment Date”). If any Interest Payment Date or maturity date of this Security is not a Business Day, then payment of interest or principal (and premium, if any) shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period after such date to the date of such payment on the next succeeding Business Day. Interest on the Securities will accrue from, and including, the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance to, but excluding, the applicable Interest Payment Date or maturity date, as the case may be; provided that, if there is no existing Default in the payment of interest, and if this Security is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further, that the first Interest Payment Date shall be December 1, 2017. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. All dollar amounts from this calculation will be rounded to the nearest cent.
2.    Method of Payment. The Company will pay interest on the Securities (except Defaulted Interest), if any, to the Persons in whose name such Securities are registered at the close of business on the Regular Record Date referred to on the facing page of this Security for such interest installment. In the event that the Securities or a portion thereof are called for redemption, and the Redemption Date is subsequent to a Regular Record Date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities will instead be paid upon presentation and surrender of such Securities as provided in the

Indenture. The principal of and the interest on the Securities shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.
3.    Paying Agent, Authenticating Agent and Security Registrar. Initially, U.S. Bank National Association, the Trustee, will act as Paying Agent, Authenticating Agent and Security Registrar. The Company may change or appoint any Paying Agent or Security Registrar without notice to any Securityholder. The Company or any of its Subsidiaries may act in any such capacity.
4.    Indenture. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date the Indenture is qualified. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and TIA for a statement of such terms. The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “2.950% Senior Notes due 2024”, initially limited to $750,000,000 in aggregate principal amount. The Company will furnish to any Securityholder upon written request and without charge a copy of the Base Indenture and the Supplemental Indenture. Requests may be made to: Xilinx, Inc., 2100 Logic Drive, San Jose, California 95124, Attention: Treasurer.
5.    Redemption. The Securities may be redeemed at the option of the Company prior to the maturity date, as provided in Section 1.5 of the Supplemental Indenture.
The Company shall not be required to make sinking fund payments with respect to the Securities.
6.    Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the Securities as described in Section 1.5 of the Supplemental Indenture, the Holder of this Security will have the right to require that the Company purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Securities pursuant to the Change of Control Offer, at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of a Holder of this Security on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to any Change of Control but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company must send a notice to each Holder of Securities with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.
7.    Denominations, Transfer, Exchange. The Securities are in registered form without coupons in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange, but a Securityholder may be required to pay any applicable taxes or other governmental charges. If the Securities are to be redeemed, the Company will not be required to: (i) issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day of sending of a notice of redemption of less than all of the outstanding Securities of the same series and ending at the close of business on the day of such sending; (ii) register the transfer of or exchange any Security of any series or portions thereof selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part; nor (iii) register the transfer of or exchange of a Security of any series between the applicable record date and the next succeeding Interest Payment Date.
8.    Persons Deemed Owners. The registered Securityholder may be treated as its owner for all purposes.
9.    Repayment to the Company. Any funds or Governmental Obligations deposited with any Paying Agent or the Trustee, or then held by the Company, in trust for payment of principal of, premium, if any, or interest on the Securities of a particular series that are not applied but remain unclaimed by the holders of such Securities for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall, upon request of the Company, be repaid to the Company, or (if then held by the Company) shall be discharged from such trust. After return to the Company, Holders entitled to the money or securities must look to the Company, as applicable, for payment as unsecured general creditors.
10.    Amendments, Supplements and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
11.    Defaults and Remedies. If an Event of Default with respect to the securities of a series issued pursuant to the Supplemental Indenture occurs and is continuing (other than certain events of bankruptcy, insolvency or reorganization of the Company), the Trustee or the holders of at least 25% in aggregate principal amount of the Securities of such series then Outstanding, by notice in writing to the Company (and to the Trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. In the case of certain events of bankruptcy, insolvency or reorganization of the Company, the principal and accrued and unpaid interest, if any, on all outstanding Securities will become and be immediately due and payable. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the Trustee indemnity satisfactory to the Trustee. Upon satisfaction of certain conditions set forth in the Indenture, the holders of a majority in principal amount of the Outstanding securities of a series issued pursuant to the Supplemental Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the securities of such series.
12.    Trustee, Paying Agent and Security Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any Paying Agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, Paying Agent or Security Registrar.
13.    No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, stockholders, officers or directors as such, of the Company or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.
14.    Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.
15.    Authentication. This Security shall not be valid until the Trustee manually signs the certificate of authentication attached to the other side of this Security.

16.    Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
17.    Governing Law. The Base Indenture, the Supplemental Indenture and this Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

ASSIGNMENT FORM
To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint ________________________________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.
Date: _______________

Your Signature:

(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

SCHEDULE OF INCREASES OR DECREASES IN SECURITY*
The initial principal amount of this Security is $[●]. The following increases or decreases in a part of this Security have been made:

Date	Amount of decrease in principal amount of this Security	Amount of increase in principal amount of this Security	Principal amount of this Security following such decrease (or increase)	Signature of authorized signatory of Trustee

*	Insert in Global Securities

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 1.6.3 of the Supplemental Indenture, check the box below:
☐  Section 1.6.3
If you want to elect to have only part of the Note purchased by the Company pursuant to Section 1.6.3 of the Supplemental Indenture, state the amount you elect to have purchased:
$_________

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee:

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